UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 21, 2008

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Adjustment of 2008 Performance Milestone For Performance-Based Restricted Stock Units

Under the fiscal year 2008 performance milestones established by the Compensation Committee of our Board of Directors (the “Committee”) for performance-based restricted stock units (“RSUs”), T.J. Rodgers, our chief executive officer, and Brad W. Buss, our chief financial officer, are eligible to earn 50% of their 2008 target RSU award if the Company’s common stock appreciation equals or exceeds the appreciation of the Philadelphia Semiconductor Sector Index, calculated on a trailing three-year average (“SOXX Milestone”).

The SOXX Milestone was set by the Committee on February 20, 2008. On September 28, 2008, we distributed our shares of Class B common stock of SunPower Corporation to our stockholders (“Spin-Off”), and as a result, our market trading price no longer reflects our consolidated operations with SunPower.

Accordingly, on October 21, 2008, the Committee revised the SOXX Milestone to reflect the effect of the Spin-Off on our Company’s market trading price. For purposes of determining whether the SOXX Milestone is achieved for fiscal year 2008, the market trading price of our Company’s common stock following the Spin-Off will be adjusted by multiplying the market trading price by 4.12022, which is the conversion ratio established in connection with the Spin-Off and used by our Board of Directors to adjust (on a post-Spin Off basis) all outstanding equity awards and share pools under the Company’s stock plans.

Performance Bonus Plan Milestone Adjustment

Pursuant to our Company’s Performance Bonus Plan, the Compensation Committee of our Board of Directors (“Committee”) previously approved a fourth quarter 2008 performance target for our chief executive officer T.J. Rodgers that is based on the Company’s consolidated non-GAAP fully diluted earnings per share. On September 28, 2008, the Company completed the Spin-Off of its subsidiary SunPower. As a result, the Company will no longer be reporting its results on a consolidated basis, and therefore, it is no longer possible for Mr. Rodgers to have performance metrics based upon consolidated earnings per share. Accordingly, on October 21, 2008, the Committee revised Mr. Rodgers fourth quarter 2008 performance metric to be based on the Company’s fully diluted semiconductor non-GAAP earnings per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: October 24, 2008	By:	/s/ Brad W. Buss
Brad W. Buss Chief Financial Officer, Executive Vice President, Finance and Administration